Exhibit 16.1

June 30, 2014

Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549

Dear Sirs/Madams:

We have read the information required by Item 16 of Form F-l included in the registration statement on Form F-1 of eHi Car Services Limited dated June 30, 2014 under the section titled “Change in Accountants” and have the following comments:

1.              We are in agreement with the statements contained in paragraphs one, three and six and the second and third sentences of paragraph four.

2.              We have no basis to agree or disagree with other statements of eHi Car Services Limited contained therein.

Sincerely,

/S/ DELOITTE TOUCHE TOHMATSU CERTIFIED PUBLIC ACCOUNTANTS LLP